Exhibit 99.2 Press Release of 3/27/06

Chembio Appoints Distributor and Receives Approval for its Rapid HIV Tests in Kenya

Monday March 27, 9:30 am ET

MEDFORD, N.Y.--(BUSINESS WIRE)--March 27, 2006--Chembio Diagnostics, Inc.'s (OTCBB:CEMI - News) HIV 1/2 STAT-PAK(TM) and HIV 1/2 STAT-PAK(TM) Dipstick tests have been evaluated and recommended for use in Kenya. Both tests were evaluated by the National AIDS/STD Control Programme of the Kenyan Ministry of Health and met their sensitivity and specificity requirements. The approval allows Chembio to begin selling its products in the country.

Kenya has a population of approximately 34 million of which an estimated 1.2 million are infected with HIV. Under the President's $15 billion Emergency Plan for AIDS Relief (PEPFAR), the U.S. government plans to provide Kenya with $208 million in 2006 to support Kenya's fight against HIV/AIDS. This will include a significant scale-up of rapid testing programs.

Chembio has also appointed SAI Pharmaceuticals Ltd. to distribute its rapid HIV tests in Kenya. SAI is a pharmaceutical and diagnostic marketing company located in Nairobi, Kenya. The company is registered with the Kenyan Ministry of Health to import, market and distribute medical products. SAI has independent marketing teams of well-trained managers and medical representatives involved in promotion of its broad range of products throughout the country. SAI directly supplies most of the hospitals and institutions throughout Kenya including the Kenyan government. For additional information please visit www.saipharm.com.

Kenya is one of 50 countries worldwide that is part of the Clinton HIV/AIDS Initiative Procurement Consortium. Chembio was recently selected by the Clinton HIV/AIDS Initiative (CHAI) as one of four recommended global suppliers of rapid HIV tests to these countries pursuant to the Memoranda of Understanding (MOU) CHAI has with them. For additional information please visit www.clintonfoundation.org.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. possesses expertise in the development and manufacture of rapid diagnostic tests for various infectious diseases. Chembio is on the frontline of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio's development of rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective by providing results for earlier treatment. Chembio is one of four recommended global rapid HIV test suppliers under the Clinton HIV/AIDS Initiative (www.clintonfoundation.org). The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.